                                  EXHIBIT 10.2

                               ROYALTY AGREEMENT

       This Royalty Agreement is dated November 6, 1992 and serves as a portion of the consideration of the Asset Purchase Agreement ("Purchase Agreement") dated November 6, 1992, by and among I/O Sensors, Inc., a Delaware corporation, ("Sensors"), Triton Energy Corporation, a Texas corporation ("Triton") and Triton Technologies, Inc., a Texas corporation ("TTI").

       This Royalty Agreement will become effective when executed and delivered upon closing of the transactions contemplated in the Purchase Agreement and will constitute a termination of the License Agreement entered into by TTI and Input/Output, Inc. effective January 1, 1998 ("License Agreement"), supplanting and replacing the License Agreement in its entirety.

                              W I T N E S S E T H

       WHEREAS, Sensors desires to purchase the assets of TTI under the terms of the Purchase Agreement;

       WHEREAS, Sensors, TTI and Triton have agreed that a portion of the consideration paid by Sensors and received by TTI under the Purchase Agreement shall be in the form of royalty payments as set forth below; and

       WHEREAS, Sensors, Triton and TTI have agreed that this Royalty Agreement will terminate and replace the License Agreement.

       NOW, THEREFORE, in consideration of the mutual undertaking and covenants between the parties, it is agreed as follows:

                                   ARTICLE I

                                  DEFINITIONS

       As used in this Royalty Agreement, the defined terms below will have the following meanings, equally applicable to both singular and plural form of terms:

       1.1 "SENSOR/ACCELEROMETER DEVICES" shall mean and refer to a bulk micro-machined transducer to measure acceleration, the rights to which have been assigned by TTI to Sensors under the Purchase Agreement.

       1.2 "FIELD OF THIS AGREEMENT" shall mean and refer to sale of Sensor/Accelerometer Devices.

       1.3 "PAYOUT" shall mean the payment of royalties under this Royalty Agreement equal to an aggregate amount of ten million dollars
($10,000,000.00).

       1.4 "NET SALES" shall mean and refer to the invoiced price after deduction of regular and customary trade and quantity discounts (including, but not limited to, freight allowances, cash discounts and sales commissions), but before deduction of any other items. When utilized commercially other than by sale, Net Sales shall mean and refer to the price at which products of similar kind and quality are sold or are being offered for sale in similar quantities. Credit against Net Sales shall be allowed for products which are returned for credit.

       1.5 "ROYALTY BEARING PRODUCTS" shall mean Sensor/Accelerometer Devices which, as sold or otherwise disposed of, (i) come within any claim of an unexpired patent, or patent application that issues as a patent, assigned by TTI to Sensors under the Purchase Agreement or (ii) are made by use of a process or equipment which, at the time of such making, comes within any claim of an unexpired patent, or patent application that issues as a patent, assigned by TTI to Sensors under the Purchase Agreement.

                                   ARTICLE II

                                   ROYALTIES

       Sensors hereby agrees to make unto TTI, or its assignee, periodic royalty payments during the term of this Royalty Agreement as follows:

       (a)    for geophysical applications,

              (i) at the rate of five percent (5.0%) of Sensors' or its licensees' Net Sales of Royalty Bearing Products until Payout; and

              (ii) following Payout, at the rate of three percent (3%) of Sensors' or its licensees' Net Sales of Royalty Bearing Products; and

       (b) following Payout, for all applications other than geophysical, at the rate of five percent (5%) of Sensors' or its licensee's net Sales of Royalty Bearing Products.

                                  ARTICLE III

                         REPORTS, PAYMENTS, AND AUDITS

       3.1 REPORTS. Each royalty payment shall be accompanied by a written report setting forth and requisite information needed to calculate the royalties accrued.

       3.2 PAYMENTS. The periodic royalty payments due and accrued hereunder shall be paid quarterly for each calendar quarter within 45 days of the end of such calendar quarter and forwarded to TTI along with the Section
3.1 report.

       3.3 AUDITS. TTI shall have the right, no more than once during any calendar year, to have an independent certified public accountant inspect the relevant records of Sensors on 30 business days' notice and during regular business hours to verify the reports and payments required to be made hereunder. The cost of such inspection shall be borne by TTI.

                                   ARTICLE IV

                               GENERAL PROVISIONS

       4.1    TERM.  This Royalty Agreement shall expire on the earlier of
(i) December 31, 2010 or (ii) the date of expiration of the last patent, or patent application which issues as a patent, assigned by TTI to Sensors under the Purchase Agreement.

       4.2 CANCELLATION OF LICENSE AGREEMENT. The License Agreement is terminated effective as of the effective date of this Purchase Agreement and shall thereupon have no further force or effect.

       4.3 NOTICE. Any notice provided or permitted to be given under this Agreement must be in writing, but may be served by deposit in the mail, addressed to the party to be notified, postage prepaid, and registered or certified, with a return receipt requested. Notice given by registered mail shall be deemed delivered and effective on the date of delivery shown on the return receipt. Notice may be served in any other manner, including telex, telecopy, telegram, etc., but shall be deemed delivered and effective as of the time of actual delivery. For purposes of notice the addresses of the parties shall be as follows:

       If to Sensors:

              Robert P. Brindley
              Input/Output, Inc.
              12300 Parc Crest Dr.
              Stafford, Texas 77477

       With a copy to:

              Marc Folladori
              Haynes and Boone, L.L.P.
              1600 Smith Street, Suite 3700
              Houston, Texas 77002

       If to TTI:

              Charles B. Crowell
              Triton Technologies, Inc.
              6688 North Central Expressway, Suite 1400
              Dallas, Texas 75206

       If to Triton:

              Charles B. Crowell
              Triton Energy Corporation
              6688 North Central Expressway, Suite 1400
              Dallas, Texas 75206

Each party may change its address for notice by giving notice.

       4.4 ENTIRE AGREEMENT. This Agreement, which incorporates all prior understandings relating to its subject matter, contains the entire agreement of the parties with respect to its subject matter and shall not be modified except by written instrument executed by each party.

       4.5 WAIVER. The failure of a party to insist upon strict performance of any provision of this Agreement shall not constitute a waiver of, or estoppel against asserting, the right to require performance in the future. A waiver or estoppel in any one instance shall not constitute a waiver or estoppel with respect to a later breach.

       4.6 SEVERABILITY. If any of the terms and conditions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over this subject matter, that contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid, the rights and obligations of the parties shall be construed and enforced accordingly, and this Agreement shall remain in full force and effect.

       4.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal law, and not the law of conflicts, of the State of Texas.

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       4.8    CONSTRUCTION.  The headings in this Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any other provision hereof. Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine, and neuter, and the number of all words shall include the singular and the plural.

       4.9 COUNTERPART EXECUTION. This Agreement may be executed in any number of counterparts with the same effect as if all the parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

       4.10 SUCCESSORS AND ASSIGNS. Except as otherwise provided, this Agreement shall apply to, and shall be binding upon, the parties hereto, their respective successors and assigns, and all persons claiming by, through, or under any of these persons.

       4.11 CUMULATIVE RIGHTS. The rights and remedies provided by this Agreement are cumulative, and the use of any right or remedy by any party shall not preclude or waive its right to use any or all other remedies. These rights and remedies are given in addition to any other rights a party may have by law, statute, in equity or otherwise.

       4.12 NO THIRD PARTY BENEFICIARY. Any agreement to pay an amount or any assumption of liability herein contained, express or implied, shall be only for the benefit of the undersigned parties and their permitted successors and assigns, and such agreements and assumption shall not inure to the benefit of the obligees of any other party, whomsoever, it being the intention of the undersigned that no one shall be deemed to be a third party beneficiary of this Agreement.

       4.13 DRAFTING PARTY. This Agreement expresses the mutual intent of the parties to this Agreement. Accordingly, regardless of the party preparing any document, the rule of construction against the drafting party shall have no application to this Agreement.

       4.14 RELIANCE. All covenants, agreements, representations and warranties made in this Agreement shall be conclusively considered to have been relied upon by the parties in entering into this Agreement.

       IN WITNESS WHEREOF, the parties have intended and hereby intend to be bound hereby causing this Royalty Agreement to be executed by their duly authorized officers as set forth below.

                                          I/O SENSORS, INC.


                                          By:    /s/ Robert P. Brindley
                                              --------------------------------
                                          Name: Robert P. Brindley
                                                ------------------------------
                                          Title: Vice President
                                                 -----------------------------


                                          TRITON TECHNOLOGIES, INC.


                                          By:    /s/ Gregory A. Austin
                                              --------------------------------
                                          Name: Gregory A. Austin
                                                ------------------------------
                                          Title: Assistant Treasurer
                                                 -----------------------------


                                          TRITON ENERGY CORPORATION


                                          By:    /s/ Gregory A. Austin
                                              --------------------------------
                                          Name: Gregory A. Austin
                                                ------------------------------
                                          Title: Vice President and Treasurer
                                                 -----------------------------



Input/Output, Inc. ratifies Section 4.2 of this Agreement, canceling the License Agreement.

                                          INPUT/OUTPUT, INC.


                                          By:    /s/ Robert P. Brindley
                                              --------------------------------
                                          Name: Robert P. Brindley
                                                ------------------------------
                                          Title: Chief Financial Officer
                                                 -----------------------------


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